Exhibit 1.2


                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                  INCORPORATED

              PREFERREDPLUS 8.00% TRUST CERTIFICATES SERIES BLC-2

                                 TERMS AGREEMENT


                                                                January 25, 2002


To:      Merrill Lynch Depositor, Inc.
         World Financial Center
         North Tower
         New York, New York 10281
         Attention: Barry N. Finkelstein


Ladies and Gentlemen:

         We understand that Merrill Lynch Depositor, Inc., a Delaware corporation (the "Company"), proposes to issue and sell 1,341,200 PreferredPLUS
8.00 % Trust Certificates Series BLC-2 at a $25 Stated Amount per Trust Certificate (the "Underwritten Securities").

         Subject to the terms and conditions set forth below and subject to the terms of the Purchase Agreement which are incorporated by reference herein, we offer to purchase the principal amount of Underwritten Securities at the purchase price set forth below.

         The Underwritten Securities shall have the following terms:


Title:  PreferredPLUS 8.00% Trust Certificates Series BLC-2

Ratings:  BBB- from Standard & Poor's and Baa3 from Moody's

Amount: 1,341,200 Trust Certificates

Denominations:  $25 and integral multiples thereof

Currency of payment:  U.S. dollars

Distribution rate or formula: Holders of Trust Certificates will be entitled to distributions at 8.00% per annum through September 15, 2027, unless the Trust Certificates are redeemed or called prior to such date.

Cut-off Date:  February 1, 2002

Distribution payment dates: March 15 and September 15, commencing March 15, 2002

Regular record dates: As long as the Underlying Securities are represented by one or more global certificated securities, the record day will be the close of business on the Business Day prior to the relevant distribution payment dates, unless a different record date is established for the Underlying Securities. If the Underlying Securities are no longer represented by one or more global certificated securities, the distribution payment date will be at least one Business Day prior to the relevant distribution payment dates.

Stated maturity date:  September 15, 2027

Sinking fund requirements:  None

Conversion provisions:  None

Listing requirements:  Listed on the New York Stock Exchange

Black-out provisions:  None

Fixed or Variable Price Offering: Fixed Price Offering

Purchase price:  $25 per Trust Certificate

Form: Book-entry Trust Certificates with The Depository Trust Company, except in certain limited circumstances

Closing date and location: February 1, 2002, Shearman & Sterling, 599 Lexington Avenue, New York, New York

         Please accept this offer no later than 10:00 A.M. (New York City time) on February 1, 2002 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                    Very truly yours,

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                    INCORPORATED

                                    By /s/ Barry N. Finkelstein
                                       -----------------------
                                         Authorized Signatory




Accepted:

MERRILL LYNCH DEPOSITOR, INC.


By /s/ Barry N. Finkelstein
   -----------------------------
   Name: Barry N. Finkelstein
   Title:   President